UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 31, 2024

Universal Biosensors, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-52607	98-0424072
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Corporate Avenue Rowville, 3178, Victoria Australia	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

+61 3 9213 9000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02.	Departure of Directors or Certain Officers, Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Peter Mullin as Chief Financial Officer

On December 31, 2024, Universal Biosensors, Inc. (the “Company”) announced that its board of directors (the “Board”) appointed Peter Mullin as Chief Financial Officer and Finance Director. Mr. Mullin will serve as the Company’s principal financial officer and principal accounting officer, effective as of December 18, 2024.

In connection with Mr. Mullin’s appointment as Chief Financial Officer and Finance Director, Mr. Mullin and the Company entered into an executive services agreement (the “Executive Services Agreement”), dated December 29, 2024. Pursuant to the terms of the Executive Services Agreement, from December 18, 2024 to December 17, 2025, Mr. Mullin will receive an annual total renumeration package of $275,000 AUD, consisting of (i) an annual base salary of $246,636.77 AUD and (ii) the minimum statutory superannuation contribution of $28,363.23 AUD in accordance with the Superannuation Guarantee (Administration) Act 1992 (Cth). Effective December 18, 2025, Mr. Mullin will receive an annual total renumeration package of $325,000 AUD, consisting of (i) the maximum statutory superannuation contribution in accordance with the Superannuation Guarantee (Administration) Act 1992 (Cth) and (ii) the balance as annual base salary.

Pursuant to the terms of the Executive Services Agreement, Mr. Mullin’s employment is at will and may be terminated at any time by the Company or Mr. Mullin with six months written notice. The foregoing description is a summary of the Executive Services Agreement only and does not purport to be complete and is subject to, and is qualified in its entirety by reference to the full text of the Executive Services Agreement, which is filed as Exhibit 10.1 to this current report on Form 8-K and incorporated herein by reference.

In addition, the Company intends to grant 15 million options (the “Equity Award”) to Mr. Mullin under the Company’s Employee Incentive Plan, subject to stockholder approval. The Equity Award is expected to vest in three equal tranches on each of the 12-month anniversary of the date of grant at an exercise price of $0.15 AUD, $0.20 AUD and $0.30 AUD, respectively. The Equity Award is subject to the Company obtaining all necessary stockholder approvals under the listing rules of the Australian Stock exchange at the Company’s 2025 annual meeting of stockholders.

In connection with his appointment, Mr. Mullin is expected to enter into the Company’s standard form of indemnification agreement.

Mr. Mullin, age 56 has more than 20 years’ business experience in finance, strategy, business transformation and mergers and acquisitions, including extensive international experience across Europe, Asia and the Pacific. Prior to joining the Company, from April 2023 to December 2024, Mr. Mullin worked on developing several startup businesses, focused on creating a new value proposition in the fields of digital financial services, wholesale credit assessment and reporting and financial literacy. From February 2020 to April 2023, Mr. Mullin served as CEO of The Comfort Group, an international manufacturing business. From January 2014 to February 2020, Mr. Mullin served as a Managing Director of Pensions and Investments at ANZ Bank. In addition, from January 2013 to February 2020, Mr. Mullin served as a Managing Director of E*Trade. Mr. Mullin holds a Bachelor of Commerce from University of Western Sydney and is a Certified Practicing Accountant (CPA).

There are no arrangements or understandings between Mr. Mullin and any other persons pursuant to which he was appointed as chief financial officer of the Company. There are no family relationships between Mr. Mullin and any director, executive officer, or any person nominated or chosen by the Company to become a director or executive officer. Since the beginning of the Company’s last fiscal year, the Company has not engaged in any transaction in which Mr. Mullin had a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Resignation of Salesh Balak as Chief Financial Officer

On December 31, 2024, the Company and Salesh Balak, the Company’s Chief Financial Officer, mutually agreed that Mr. Balak will resign from his position as Chief Financial Officer at the Company. Mr. Balak will transition to his new role as Corporate Advisor and continue his role as Corporate Secretary of the Company and will no longer serve as the Company’s principal financial officer and principal accounting officer. Mr. Balak’s resignation is not related to any disagreements with the Company.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibits
10.1	Executive Service Agreement, dated December 29, 2024 between Universal Biosensors Pty Ltd and Peter Mullin.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL BIOSENSORS, INC.

Date: January 7, 2025	By:	/s/ Salesh Balak
Salesh Balak
Corporate Secretary